July 24, 2001



TH Lee, Putnam Investment Trust
One Post Office Square
Boston, Massachusetts 02109

Ladies and Gentlemen:

This opinion is furnished in connection with the Registration Statement on Form N-2 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, by TH Lee, Putnam Investment Trust (the "Trust") for the registration of 10,000,000 shares of beneficial interest of the Trust of the series denominated TH Lee, Putnam Emerging Opportunities Portfolio (the "Shares").

We have served as special counsel in connection with the rendering of this opinion. In this role, we have examined the Agreement and Declaration of Trust as on file at the office of the Secretary of State of the Commonwealth of Massachusetts and the Bylaws of the Trust; such records of the proceedings of the Trust as we deemed appropriate for the purposes of this opinion; and the Registration Statement and the exhibits thereto, each in the form filed with the Securities and Exchange Commission on the date hereof.

We are attorneys admitted to practice in the Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdiction other than the laws of the Commonwealth of Massachusetts.

We assume that upon sale of the Shares the Trust will receive the net asset value thereof.

Based upon the foregoing, we are of the opinion that the Trust is authorized to issue the Shares, and that when (i) the Shares are issued and sold in accordance with the terms of the Registration Statement which shall have been declared effective, (ii) the Trust receives the net asset value for the Shares, and (iii) the issuance of the Shares is reflected in the records of the Trust, the Shares will be validly issued, fully paid and nonassessable by the Trust.

The Trust is an entity of the type commonly known as a "Massachusetts business trust". Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the


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TH Lee, Putnam Investment Trust
July 24, 2001
Page 2



Trust or the Trustees of the Trust. The Agreement and Declaration of Trust provides for indemnification out of the Trust's property for all loss and expense of any shareholder held personally liable solely by reason of his being or having been a shareholder, but only out of the assets allocated to the Shares within the meaning of the Investment Company Act of 1940, as amended. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability that is not reimbursed by the Trust is limited to circumstances in which the Trust no longer has assets allocated to the Shares that may be used for indemnification.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP